CPS TECHNOLOGIES CORP.

Moderator: Ralph Norwood

August 5, 2014

4:30 p.m. ET

Operator:	Good afternoon. My name is (Jodie) and I will be your conference operator today. At this time, I would like to welcome everyone to the CPS Technologies Corporation’s Second Quarter 2014 Investor conference call.

Our presenters for today are Mr. Ralph Norwood, Chief Financial Officer and Grant Bennett, Chief Executive Officer.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, please press the pound key. Thank you.

I would now like to turn today’s conference over to Mr. Ralph Norwood. Please go ahead, sir.

Ralph Norwood: Thank you, Operator. Good afternoon.

Before we begin the business portion of the call, I would like to point out to all of you that statements in this conference call that are not strictly historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and should be considered as subject to the many uncertainties that exist in CPS’ operations and environment.

These uncertainties include economic conditions, market demands and competitive factors. Such factors could cause actual results to differ materially from those in any forward-looking statement.

Now to the results for the second quarter. Revenues for the quarter totaled $5.1 million down 3 percent from the second quarter last year. Our gross margin decreased to 21 percent of revenues compared with 26 percent in the second quarter a year ago.

Very simply the bulk of the drop was due to higher manufacturing cost. The fact is that it’s difficult to manufacture middle matrix composites and we do experience variability in our yields and productivity.

In this quarter, we ran below planned levels. In addition to these unfavorable variances, we also incurred higher maintenance and repair costs on our equipment and consumed more operating supplies than a year ago.

Although this combination adversely affected our results in the quarter, it does not represent the trend that we expect to continue.

Selling general and administrative expenses in the quarter rose 15 percent from a year ago. These costs were very different from the manufacturing variances as they reflected a planned investment. This extra cost took the form of travel as we up-ticked visits to current and prospective customers and to attend sales conferences, and expenses associated with new regional sales representatives in the U.S. and Israel.

As a result of these higher manufacturing and marketing costs in particular, we incurred an operating loss in the quarter of $95,000 or 2 percent of sales. This compares with an operating profit in Q2 of 2013, $355,000.

Now turning to the balance sheet, you also note that cash at the end of June totaled $1.2 million up from $900,000 at the end of the first quarter. This is nearly $1 million higher than our cash balance a year ago.

Our receivables totaled $3.4 million at the end of June. We looked at receivables on the basis of days sales outstanding, which at the end of the quarter totaled 60 days. This is in line with historical ratios--actually a bit lower than typical.

Inventories increased to $2.8 million as we intentionally produced product during May and June that will be sold in the early part of the third quarter. This was necessary to meet customer delivery dates and still hold our annual plant shutdown during the week of July 4th.

Although the $2.8 million is somewhat higher than recent quarter ends, it is still within the normal range. And as a sidelight, it’s worth noting our inventory turnover the past year has been more than seven times, which is high for manufacturing companies and reflects the fact, frankly, that we produced to customer orders.

Capital expenditures totaled a $158,000 in the quarter slightly above depreciation for the period. Finally, on the asset side, you’ll also see $2.4 million of deferred taxes. As I have mentioned before, this is significant as it will shield us on paying taxes of about $7 million for future pre-tax income.

Turning now to the liability side, payables and accruals in total were almost identical with the level of a year ago. We also ended the quarter with no bank debt, our capitalized leases were nearly paid off and we had an undrawn, committed line of credit of $2 million.

Finally, at the end of the quarter, our currently ratio was a healthy 3.3 times. (it was 2.5 a year ago), and our debt to equity is a low 0.3.

At this point, I’d like to turn the call over to Grant who will offer his perspective on the quarter.

Grant Bennett: Thank you, Ralph, and welcome to each of you. Thank you for joining our call. Let me first comment on the past quarter by making a couple of points and then look to the future.

We’ve commented several times on the fact that revenues are volatile from quarter to quarter based not only on changes in underlying demand, but also on start and stop dates of specific customer programs and on fluctuations in the manufacturing schedules of our customers and on the specific timing of customers pulling inventory from consigned inventories.

It’s not uncommon for us to ship $500,000 or more in a given week, much of which goes into consigned inventory locations. The revenues associated with the shipments can easily shift from one quarter to the next based even on one or two-day change in our customer’s production schedule. So there are fluctuations in quarter to quarter revenue.

In the past quarter, as Ralph indicated, we incurred unfavorable variances in our manufacturing operations related to yields and productivity.

And as Ralph indicated, there is a fair amount of engineering and skill in manufacturing our products and from time to time, we do have blips in our operations.

This past quarter, we were very much focused on scaling up two new products which consumed many of our engineering resources and, somewhat as a result, yields on our existing products that account for the bulk of the revenue were somewhat lower than expected.

Third, as Ralph indicated, we continue to make planned sales and marketing expenditures in the quarter in the form of increased travel, increased participation in sales conferences, increased training and support of new sales representatives. We believe that we made the right decision in continuing to make this investment.

In short, referring to the quarter just ended, the quarterly fluctuation in revenues and costs were within a normal band. It’s just they both happened to be at the unfavorable end of that band namely revenues at the very low end and cost at the very high end. We do view that combination as unusual and don’t expect it to occur very often.

We certainly don’t believe either the revenue or the cost in the quarter represent a trend and we’re confident that we made the right decision to continue to invest in sales marketing.

Let me move from the past quarter to a comment on our future. In the quarter, we believe we’ve made significant progress in executing our fundamental strategy, which is to expand our sales and marketing reach for our current products into new territories and to expand the use of our core technology into new product lines. Regarding the former, our training of additional sales representatives both in the U.S. and overseas is progressing and our quoting activity does continue to increase each quarter.

As Ralph mentioned, we’ve also increased our presence at shows and conferences around the world. Regarding additional products, one of the two areas I mentioned earlier that have been the focus of our manufacturing scale up activities in the quarter just ended is products in oil and gas.

Products in this sector will be a very meaningful part of our total revenue mix in the current quarter and we believe going forward. A second area that has been the focus of our manufacturing scale up activities is a product used in a defense application. This product will run for many years and is a wonderful and powerful corroboration of a product concept is that we have been developing for several years. This particular product incorporates an advance material called pyrolytic graphite within an AlSiC envelope.

By combining pyrolytic graphite and AlSiC, we fully address the two primary issues related to thermal management in high performance systems---namely the need for a material with a low coefficient of thermal expansion and for high thermal conductivity.

AlSiC has always provided the low coefficient of thermal expansion, but with the combination of pyrolytic graphite, we also address the second need for high thermal conductivity.

After several years of development at our customer and we have been involved in making prototypes throughout that period, this particular program has now officially entered low-rate initial production, LRIP to use the military terminology, and it will run for many years at increasing volumes for many of those years.

Finally, let me just allude to a couple of external market developments and market research studies that corroborate our fundamental conclusion that we are participating in growth markets.

Hybrid and electric vehicles continue to be a very exciting opportunity for us. You probably saw Tesla’s announcement that they are investing $5 billion in what they are calling a “Gigafactory” to make advance batteries.

You may have seen Mercedes is now marketing their 2014 B Class Electric-Drive car at a price point that they believe is competitive with their other cars. The EV and plug-in hybrid sales are up 33 percent year-to-date versus last year.

In the oil and gas area, fracking continues to be in the news, good and bad, but we certainly believe that it’s an approach to oil extraction that is here to stay. At the Energy Forward Conference in Chicago in May, a consultant from AT Kearney predicted that there are 5 trillion to 6 trillion barrels of oil locked in shale in the U.S. and compare that with less than 1 trillion barrels that have been consumed from day one around the world. So that if in fact those numbers are anywhere near reality, it bodes well both for the U.S. and for us.

High speed trains continue to be a primary focus of the Chinese government for building infrastructure within China and that demand is strong and we believe will continue to be stronger.

We have advanced solutions and we have from time to time been ahead of demand. One of the key developments in the semiconductor area is the development of silicon carbide semiconductors that can run at higher temperatures and higher power levels than silicon semiconductors Silicon carbide semiconductors need both the CTE and the higher thermal conductivity that our products provide. To the extent that that the use of silicon carbide semiconductors increase, that’s very good news for us.

There is a great deal of activity around the world in silicon carbide semiconductors. In July, Governor Cuomo of New York announced a power electronics consortium to be based in Albany. It’s being led by GE and has approximately a hundred companies involved with the objective to hasten the development of the next generation of power semiconductors. This is but one example of the fact that the need for our solutions is growing in the power area.

Operator:	At this time, I would like to remind everyone in order to ask a question, please press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q and A roster. Again that’s star then the number one.

Your first question comes from the line of Mo Howard from Bryn Mawr Trust.

Mo Howard: Hi. In the last call, you mentioned you might go to court on the patent in Japan and if you won, got your desired results then you can perhaps open the market with the Japanese automobile companies. Is that still on schedule?

Grant Bennett: Yes, it is. There’s been one very positive development. Our competitor in Japan, well over a year ago, went to the court system in Japan and requested an injunction to prevent us from selling in Japan claiming as basis for their request that we were infringing their patent. The court, about six weeks ago, issued their final ruling denying that injunction. So that’s one positive development for us.

Secondly, independent of that action, we initiated over a year ago, a procedure to have the patent held by our competitor reexamined. In our opinion, it should be invalidated based on prior art. That action should be completed by the end of this year. We have submitted our arguments to the Japanese IP court system, there is a hearing in September and we are expecting a final ruling by the end of the year.

Operator:	Your next question comes from the line of Clarence McGowan, a private investor.

Clarence McGowan: Good afternoon, fellas. How are you doing? A couple of questions. I don’t want to monopolize it; I was hoping they’d call me later.

Number one question, my assumption has always been that we could probably get north of $30 million, maybe mid-$30 million of production out of the Norton plant.

The diminution of yield on the old products in this quarter tells me that there is some kind of strain on the equipment and so my question is, to get north of $30 million to $35 million, would we need a lot of capital expenditures in Norton?

Ralph Norwood: Otto, good to hear your voice. Good question. We believe that, as I mentioned and as Grant continued, this was more of blip not a trend. It is challenging. We have to stay on top of the manufacturing process not only daily but hourly.

The specific answer to your question is we believe we can double the size, double the revenues in our current locations, including the leased location in Attleboro 3 miles away, without significant increase in capital. We would have to add kilns, maybe a pressure vessel here or there, but it’s not big money. It’s one of the leveraging factors that we believe we have in our process.

Grant Bennett: Yes, absolutely. We can ship $30 million out of the current facilities without adding additional space and although yields were down slightly, we really aren’t talking about the wheels falling off the bus whatsoever.

We simply deployed of our engineering resources on some of these other projects and - we’ve reallocated the engineering back to a more steady state at the moment and yields are improving.

Clarence McGowan: Great. Good. Second question, my assumption -- my guess, when we appointment a representative in Israel and even before Hamas was acting up, my assumption was since Israel is not doing is a large manufacture of power sources that the interest there would probably be an armor. I don’t know whether that’s true or not.

If there is an interest in armor, would we – and it developed, would you have to put a line in Israel?

Grant Bennett: The interest in Israel is in both areas, electronics and armor. On the electronics side, you’re correct that Israel is not a major manufacturing location. But they are absolutely a major R&D location for many, many, worldwide OEMs.

For example, the development center for all of Intel’s internal test equipment is in Israel. Hewlett-Packard has a huge R&D center in Israel. All of the R&D for many portions of Philips Medical Imaging products is in Israel.

So one interest in Israel is to get in front of the folks doing the advance development at these kinds of companies. And then Israel does have a remarkably strong defense electronics industry.

Israel’s defense capabilities are obviously not proportional to the size of the country. Approximately 70 percent of the internal production of defense products is exported.

The structure in the armor industry is that there are many companies that are armor integrators where they buy various components including usually what’s called a strike face or hard plate and then they put a backing on it.

They put together panels or pieces that are completely finished and then shipped to, in many cases, retrofit vehicles in the field or shipped to the OEM manufacturing vehicles.

We are talking with several Israeli armor integrators where we would ship to them the hard plate made with our proprietary process and they take the responsibility for the integration.

Clarence McGowan: All right, that’s exciting and last question, I don’t mean to monopolize this but I don’t – I’m always afraid I won’t get back in. There was an excitement in your voice on these two new products, the fracking and the other defense application. Could you give us any idea of the magnitude could this be on existing sales? Is it a 25 percent increase, 10 percent increase? What’s the magnitude of these products?

Grant Bennett: Sure. I’m rounding numbers, but in general terms, whereas in previous quarters, we accounted for them in terms of tens of thousands we are now accounting for them in terms of hundreds of thousands in a quarter and we -- certainly next year, at least, on an annual basis, we would account for them in terms of millions of dollars.

Clarence McGowan: Well, it sounds to me like in years from now, it could be 50 percent of revenues, in 2015. Not putting words in your mouth, but it sounds to me that it should be on that magnitude.

Ralph Norwood: No, I don’t think they would be 50 percent, I don’t think that’s right. But I think they are still evolving. I think where Grant said hundreds of thousands on a quarterly basis for each of those and a million and more for each of those for a year, I think is the best we can do at this time.

Clarence McGowan: OK, so the 2 could be an increase of $2 million in 2015

Ralph Norwood: Yes. I think that’s reasonable.

Clarence McGowan: All right. Thank you.

Ralph Norwood: We don’t want to put a bracket on it, but it’s significant and it’s evolving and we’ll have more to say as certainly by the next quarter, it will be clearer in our view.

Clarence McGowan: Thank you very much.

Grant Bennett: Thank you.

Operator:	Again, if you would like to ask a question or have a comment, please press star one on your telephone keypad.

Your next question comes from the line of Fred Milligan from Wunderlich Securities.

Fred Milligan: Hi.

Grant Bennett: Hello, Fred.

Fred Milligan: Yes, hi. The blip you had in manufacturing, if you didn’t have that, what did you lose by then?

Ralph Norwood: Well, I’ll ballpark it for you. We in the same quarter last year, had 26% margin and this year, 21%. Probably 1 percentage points of the reduction of 5% points between 21% and 26% you could attribute to lower volumes.

And then I would say more than half of the remainder, so 2-3% would be associated with yields and direct labor productivity.

Fred Milligan: Thank you. Given that, you know, Grant talked about the potential coming out of some of the areas. I wonder why sales weren’t higher from just people going out and selling?

Ralph Norwood: We’ve discussed many times, Fred, planting seeds with these reps; there is a pretty long sales cycle. And we’re quite pleased so far with the kinds of activities.

But the activity tends to be: they have a lead, engineering speaks with our engineers, we go back and forth with drawings and that takes, you know, not just months but sometimes years.

So there is a definite lag between the investments that we are making in those areas and sales. The second thing is the products that Grant was talking about are only beginning to contribute in this quarter. So it wasn’t really significant in this quarter.

Fred Milligan: Could some of these have been anticipated?

Grant Bennett: Well, on the revenue side, a little bit, and if you go back to our first quarter of this year, we mentioned that revenues were a little higher than we forecast.

And this quarter, they are a little lower. Some of that is simply one important customer making some fairly significant changes in their production schedule. To make sure that they would not run out of product, without really telling us, they built their own inventory in the first quarter. So our sales were higher than we expected in the first quarter, and then they consumed that inventory in the second quarter.

So we basically had quite low shipments to one of our major customers for a period of time.

Ralph Norwood: And it wasn’t like this was a shock. Last time, in fact, someone asked what we thought the quarter would be and I indicated it wouldn’t be far off what it was last year. And it’s just 3 percent off. So it wasn’t like it was a big surprise to us.

But as Grant said, there is a number of reasons why we have volatility in the three months period and volume certainly is a major contributor.

Fred Milligan: If I remember correctly, you guys don’t operate on a backlog do you? You send things out on consignment.

Ralph Norwood: Well, it’s consignment in this sense that we are sending overseas for one final operation, which is a plating operation. So during that travel, when it leaves here and goes there, we own it; it gets plated and we still own it; it goes a mile away to the customer and when they pick it, the sale takes place. So it’s not like the lady who is selling dresses down the street on consignment. It’s just not the same thing.

Grant Bennett: No. This is essentially -- this business model was really pioneered by Dell. But as Ralph is indicating, just to be sure, just to be clear, most of our major customers, give us a forecast and they then give us a band and they indicate that it’s our responsibility to make sure that we have product within that band sitting in their warehouse.

We own it while it sits in their warehouse and then when they pull it from their warehouse and it goes on to their production the sale occurs. In most cases, every single evening, we get an e-mail indicating what they pulled and that’s when the sale occurs.

I indicated that we might ship $500,000 in a week. All of this is under a valid PO, but that might go to a consigned inventory location in Germany and a consigned inventory location in South Korea, for example. It might get pulled the next day or it might sit there for 10 days.

Ralph Norwood: Fred, just to make sure that we don’t mislead you. Two-thirds of our sales occur when they leave our dock. So it isn’t like consignment is most of our business. It typically represents 25 or 30 percent.

Fred Milligan: You then function with a backlog, I assume?

Ralph Norwood: Well, we don’t really have a formal backlog per se.

Grant Bennett: Yes, we do function with a backlog, but here’s how the backlog usually works. We negotiate a price with a customer that is valid usually for a year and it’s based on an estimated annual quantity. It is a purchase order, but doesn’t have delivery dates.

They then release quantities under that PO, in some cases weekly, in some cases monthly. So at any point in time, we can tell you what the customer believes the demand will be. But until they release it, from a strict accounting point of view, it would be inaccurate to call it backlog.

That’s why, at our accountants’ suggestion, we stopped reporting on the backlog because it’s difficult to do so in a way that accurately communicates the situation.

Fred Milligan: Well regardless of what it’s called, how does it shape up relative to last year?

Grant Bennett: It’s certainly above last year’s -- it’s above last year’s.

Fred Milligan: Can you quantify that to any greater extent than more?

Ralph Norwood: You know, Fred, we really -- you know, if we could count it, we would. It’s just not something we quantify. If two different people were to come up with a calculation, it would be an analytical estimate. It would be different, even if they sat right next to me. So I think it would be more misleading to try to put a number on it. But as Grant said, you know, it would be our judgment that it is higher this year than it was last year.

Fred Milligan: Is there any way to quantify exactly what’s happening? Sales were down this quarter despite some good things happening out in the field. Looking at this quarter, what comfort can one take from things being better?

Ralph Norwood: Well, our visibility is reasonably good two to three months out. But after that, it gets foggy for lots of reasons.

Fred Milligan: Two to three months covered this quarter, so what is the quarter looking?

Ralph Norwood: Let me start with the third quarter of last year which was almost a record. It’s was like $20,000 shy of a record. So we don’t think we will reach that number. It will be less than that, but it should be higher than the quarter just ended.

Fred Milligan: OK, thanks a lot.

Operator:	Your next question comes from the line of Mike Hyde from Jefferies.

Mike Hyde: Hi, guys.

Ralph Norwood: Hi, Mike.

Mike Hyde: Just to follow up a little bit, are you saying that in Q3 that yield problem is fixed and you’d expect to make up any blip, maybe it was 150K or something like that might have been deferred from Q2?

Ralph Norwood: Let’s be sure I communicate this clearly. The yield issues are something we deal with daily. You know – I come from an industry where if you were less than 99.9 percent making film, you had a bad day. It’s much closer to be 85 percent for our products. You know, if one quarter we’re at 88 percent and another quarter we’re at 82 percent, that can be a pretty significant difference quarter to quarter.

We would expect, although we couldn’t guarantee, yields will be better in the coming quarters than they were in this past quarter because the past quarter was somewhat below where we’ve been.

Mike Hyde: Which kind of tells me, Ralph, that this yield problem, when it showed up, showed up somewhere by the middle of the second quarter, not at the beginning.

Ralph Norwood: Yes, I think that’s fair.

Mike Hyde: OK.

Ralph Norwood: When you come by next, I’ll show you some of our charts. We chart yields daily and Grant and I will appear with the process engineers on a Monday morning. We’ll look at what happened on Friday and we say, what’s going on and is it something that we are going to fix today or is it more serious and then we get into a problem solving routine.

Mike Hyde: While you don’t want to make it sound like a second half or full year forecast, other than just talk about where you are now, would you expect to return to, you know, the kinds of margins you’ve been enjoying, you know, mid-high 20s?

Ralph Norwood: They should be higher than they have been for sure. Because, as we indicated, volume will be up and we think the yields will be better.

Mike Hyde: OK. And on the new products, especially the defense one that you’ve been working on for a while, the defense, I think Grant said, what was the acronym LRIP will be low rate initial production; but it sounded like the other, that’s oil-gas related is moving ahead, you know, more quickly. Did I get that right?

Grant Bennett: That’s correct. The defense application is just beginning and it will run for many, many years. The oil and gas, a little bit more difficult to forecast, a little bit more volatile, but it’s moving very quickly.

Let me comment on this defense application. We hope to be able to make an announcement with the specific program and customer in the upcoming weeks. For us what’s important is this is a real corroboration of the product concept. Our customer would not have approved and incorporated our product without a great deal of evaluation and testing. This is a very important corroboration that we think will open the door for many other applications.

Mike Hyde: That’s good. That’s terrific. And then, as far as, you know, product areas and what we should be most excited about for the next year or two, three, now that really you are a bigger portfolio, both existing products and new products coming online.

I’m having kind of a hard time as to, for example, the customer you mentioned, major customer that had kind of built up stuff from you, burned through it in the second quarter and now evidently has to re-stock in Q3. Is that happening in more than one product category?

Grant Bennett: No, that product area is tractions baseplates. That’s baseplates for trains and that does continue to be, at least today, our largest single product segment where there is a worldwide market.

We’re selling primarily into Europe and they in turn are selling both in Europe and in China.

Mike Hyde: Right. And then my last question would just be back to hybrid electric and auto and electric cars. Whether you can name by region, Europe, or by you know, a particular manufacturer, any particular manufacturer that’s been, you know, supplied by you through your customer Continental AG.

When might there be, you know, bigger growth ahead for you in hybrid electric or electric auto with seeming like that percent of market share worldwide maybe it’s going to drive from, who knows, 3 to 5 or 6 something like that.

Grant Bennett: Yes. Our primary activities continue to be in Europe in that area. We are disappointed that we don’t have more activity in the U.S., but the U.S. automakers are turning to the Japanese and the European module producers. Consequently, there is more development among the Tier 1 auto suppliers such as Continental Automotive than there is among Tier 1 suppliers in the U.S.

So you’re correct in indicating our primary, but by no means sole customer, is Continental and we’ve mentioned some of the cars that are using their products, which includes Audi A6, Q5, a Smart Car, a Mercedes.

They continue to sell broadly and in addition, we have a number of prototypes that are being evaluated -- some of which we believe will be successful at other Tier 1 automakers.

Mike Hyde: OK, well, last question, part two, are there cars today in the United States that are hybrid electric that we could purchase or order? But have CPS components?

Grant Bennett: Yes, and I see some of them occasionally on my drive to work. One is the Mercedes S Class Hybrid. One is the Audi Q5 Hybrid, both of those you’ll see here in the Boston area and each one of those has between $50 and $75 worth of CPS content in them.

Mike Hyde: OK, thanks.

Grant Bennett: Thank you.

Operator:	Your next question comes from the line of David Birnie, a private investor.

David Birnie: Good afternoon, Gentlemen.

Grant Bennett: Hi, David.

David Birnie: How are you?

Grant Bennett: Good. Nice to hear your voice.

David Birnie: OK, I have a couple of questions. In terms of the oil and exploration and specifically the fracking business, can you be a little bit more specific in terms of what you expect, revenue wise, from this over the next year or two?

Grant Bennett: Ralph, let me let you comment on that.

Ralph Norwood: Well, if you look at 2015, if we take the trends that we see and as it becomes clearer, it should be, I would say north of a million in 2015.

David Birnie: OK.

Ralph Norwood: And if you would just divide that four, it’s $250 thousand a quarter, I think we’ll probably do more in this quarter and we’ll see where it goes from there.

David Birnie: And you see -- you look at it as a growing market?

Ralph Norwood: For sure, and as Grant said, when we first started dealing with our partner on this one, they made it clear that this is not a one or two or three-year activity. This is more likely to be a decade or more.

And that data is corroborated with the information that Grant cited in his comments where this individual from AT Kearney made an estimate and it’s rather shocking: that from day one that the species called human beings has consumed less than 1 trillion barrels of oil and yet, he thinks that in the shale area, there is more than 5 trillion or 6 trillion barrels to be gotten.

So today fracking is the significant technology to extract that oil. So I think this is going to be a long term activity and we’re continuing to work with that customer to get our cost down so their pricing can be competitive and that they can get a high market share and we could benefit as a result.

But it’s still early, David. It’s, you know, very promising, more promising today than it was three months ago, but it’s still a bit foggy.

David Birnie: OK, thank you. My other question has to do with, might understand that this patent that has been -- this legal battle in Japan that you have prevailed on that in the end?

Grant Bennett: Well, I would -- I would modify that slightly. Today, there is no actual legal impediment that prevents us from selling in Japan. Our competitor sought an injunction and after over a year of back and forth, the court said no. You haven’t proven your case. We are not issuing an injunction.

So CPS can sell. What our competitor has done, however, has gone to the customers and said, if you buy from CPS, we will sue you for patent infringement. And in order to completely clear that ambiguity, we concluded that we would initiate action to have their patent re-examined.

There is an alternative avenue of seeking a legal ruling that we don’t infringe, but that avenue is more expensive and takes longer time than the avenue that we have decided to pursue.

So in short, the issue still exists in the sense that our competitor is making these unfounded claims, but the fact that the court did not issue an injunction provides some clarity.

I will be in Japan in less than a month discussing these developments with our potential customers. We expect this issue to be completely resolved by the end of the year.

David Birnie: OK, so in some respects, it’s still going on in terms --

Grant Bennett: Yes.

David Birnie: But can you -- if you look beyond that and say that, you know, things turn favorable for you, do you have any -- can you say anything about the Japanese market in terms of, you know, your involvement in it?

Grant Bennett: Sure. We -- let me say that -- that the traction market and the electric vehicle market is dominated by four large players and we have called on these four large players many, many, times.

But not all of them, but a majority of them, I guess, that means three, have proceeded down the path to fully qualifying our base plates. The market size in Japan is approximately equal to the market size in Europe. We think that realistically we would be in many cases a second supplier to these large Japanese companies. In Europe, in most cases, we’re the primary supplier and our Japanese competitor is a secondary supplier. We think in Japan itself, the Japanese supplier, would be the primary supplier in most cases, but not all and we would be a secondary supplier. But it’s a significant market for us.

David Birnie: OK, and you expect then by the end of this year to have some more clarity on that?

Grant Bennett: Yes. Yes.

David Birnie: All right, thank you, guys.

Grant Bennett: Thank you.

Operator:	Your next question comes from the line of Clarence McGowan, a private investor.

Clarence McGowan: Just an observation, when I hear about Japan all the time, I would imagine that the AlSiC producer over there is a tiny little part of an enormous company, is that correct?

Grant Bennett: That’s correct.

Clarence McGowan: They’ll string along for years to get you to talk about licensing out to them?

Grant Bennett: We believe they are doing whatever they can to delay our entry. But we have approached them to negotiate an agreement and they’ve declined.

Clarence McGowan: OK. Thank you.

Operator:	At this time, there are no further questions. I will turn it back over to management for closing remarks.

Grant Bennett: Let me mention one topic that didn’t come up in the questioning, which is, as Ralph has indicated, we are proceeding down a path to be relisted on NASDAQ. And one of the requirements is to add an additional external member of the Board of Directors.

We’ve been thorough and methodical in conducting a search and I just wanted to comment that this very week, we are interviewing candidates that we are proceeding down that path.

The other requirement that we need to be relisted on NASDAQ is a $3 stock price and we believe that as we continue to demonstrate growth that we’ll accomplish that objective as well.

So I just wanted to indicate that that is moving forward. We thank you for joining the call and look forward to speaking with you in about three months.

Operator:	That’s concludes today’s conference call. You may now disconnect.

END